UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

COMMAND SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	001-33525 (Commission File Number)	14-1626307 (I.R.S. Employer Identification No.)
	512 Herndon Parkway, Suite A Herndon, Virginia (Address of principal executive offices)	20170 (Zip Code)
(703) 464-4735 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2014, Command Security Corporation (the “Company”) was awarded a contract for services with the United States Postal Service (“USPS”) valued at an aggregate of approximately $250 million over a potential ten year term of service. Pursuant to the agreement, the Company will provide security services at 50 USPS locations in 18 states, Puerto Rico and the District of Columbia, an award valued at approximately $20 million per year. The Company has commenced a one month transition period and will assume operational responsibility on February 1, 2015. In addition, the Company will operate the two USPS National Law Enforcement Communication Centers located in Ft. Worth, Texas and at Dulles International Airport in Dulles, Virginia, an award valued at approximately $5 million per year. The Company will commence a one month transition period for this contract on February 1, 2015, and will assume operational responsibility on March 1, 2015.

The services performed under the agreement will be in accordance the terms provided for in the Statement of Work agreed upon by the parties. The USPS may change the scope of the Statement of Work at any time in writing. The term of the award is 4 years, with three two-year options to extend, which may be exercised by USPS at any time with prior written notice. In addition, USPS may terminate any services provided under the agreement with 30 days’ prior written notice. During the term of the agreement and for two years following its termination, the Company agrees not to compete with the USPS for any postal service contracts or contract with any competitor for any product for which the Company provided services under the agreement with the USPS. The agreement contains standard terms and conditions, including the restriction on assignment of the agreement by the Company and the right of the USPS to audit the books and records of the Company related to its services provided under the agreement. The USPS may terminate the agreement for default by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMAND SECURITY CORPORATION

Dated: January 12, 2015	By:	/s/ N. Paul Brost
	Name:	N. Paul Brost
	Title:	Chief Financial Officer